UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

MINE SAFETY APPLIANCES COMPANY

(Exact name of registrant as specified in its charter)

Pennsylvania	1-15579	25-0668780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Gamma Drive RIDC Industrial Park O’Hara Township Pittsburgh, Pennsylvania	15238
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 967-3000

Check the appropriate box below if the Form 8-K is intended to satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2004, the Company entered into an agreement with the Estate of Mary Irene Ryan and the Trustees of the Marital Trust for the benefit of Mary Irene Ryan to purchase an aggregate of 1,042,000 shares of the Company’s common stock at a price of $46.36 per share. Mary Irene Ryan was the mother of John T. Ryan III, the Company’s Chairman and Chief Executive Officer. John T. Ryan III and his sister, Irene Ryan Shaw, the wife of Company director L. Edward Shaw, Jr., are the executors of the Estate. The Trustees of the Marital Trust are Mr. Ryan and John C. Unkovic, a director of the Company. The purchase price was determined by a committee of disinterested directors based on an analysis done by investment bankers retained by the Company. Of the shares to be purchased by the Company, 185,000 shares will be sold by the Estate and 857,000 shares will be sold by the Marital Trust. Closing of the sale is expected to occur on or about Tuesday, January 11, 2005.

Item 8.01. Other Events.

On January 3, 2005, the Company issued a press release announcing the share repurchase described in Item 1.01. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press Release dated January 3, 2005, announcing the share repurchase described in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MINE SAFETY APPLIANCES COMPANY
(Registrant)

By	/s/ Douglas K. McClaine
Douglas K. McClaine
General Counsel and Secretary

Date: January 4, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 3, 2005, announcing the share repurchase described in Item 1.01.